EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 17, 2022 relating to the financial statements of Cytek Biosciences, Inc. (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

San Jose, California

March 17, 2022